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                                                                     EXHIBIT 5.1

                           JONES, DAY, REAVIS & POGUE
                   3500 SUNTRUST PLAZA - 303 PEACHTREE STREET
                           ATLANTA, GEORGIA 30308-3242


                                 August 2, 2002

Cumulus Media Inc.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia  30305

         Re: Post-Effective Amendment No. 1 to Registration on Form S-4 of 10,000,000 shares of Class A Common Stock, $.01 par value per share, of Cumulus Media Inc.

Ladies and Gentlemen:

         We are acting as counsel for Cumulus Media Inc., a Delaware corporation (the "Company"), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-90990) (the "Post-Effective Amendment"). The Post-Effective Amendment relates to the issuance, from time to time, by the Company of 10,000,000 shares of Class A Common Stock, par value $.01 per share (the "Shares"), which shares were originally registered under the Securities Act of 1933, as amended (the "Act"), by Cumulus Media Inc., an Illinois corporation and predecessor to the Company. This opinion appears as
Exhibit 5.1 to the Post-Effective Amendment.

         In rendering this opinion, we have examined such documents and records, including an examination of originals, or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares, when (a) issued in accordance with the registration statement and resolutions of the Company's Board of Directors (or a duly authorized committee thereof) authorizing the issuance of the Shares and (b) delivered to the purchaser or purchasers thereof upon receipt by the Company of such lawful consideration therefor, in each instance having a value not less than the par value thereof as the Company's Board of Directors (or a duly authorized committee thereof or a duly authorized officer of the Company) may determine, assuming that sufficient authorized shares of the Company's Class A Common Stock, par value $.01 per share, are then authorized and available for issuance, will be validly issued, fully paid and nonassessable.

         In rendering this opinion, we have assumed that (i) the Post-Effective Amendment, and any further amendments, will have become effective, (ii) the resolutions of the Company's Board of Directors authorizing the Company to register, offer, sell and issue the Shares are, and remain, in effect and unchanged at all times during which any Shares are offered, sold or issued by the Company, and (iii) all Shares will be issued in compliance with applicable Federal and state securities laws.


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         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment filed by the Company to effect registration of the Shares under the Act and to the reference to us under the caption "Validity of Securities" in the prospectus constituting a part of the registration statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Sincerely,




                                            /s/ JONES, DAY, REAVIS & POGUE